Exhibit 99.1

Sunrun Reports Fourth Quarter and Full Year 2015 Financial Results

Deployments Grow Almost 2X and Creation Cost is Down 17% since Q1 2015

Q4 MW Deployed Growth of 83% Year-Over-Year

Quarterly NPV Creation of $50 million, a 115% Increase from Q1 2015

596 MW Cumulatively Deployed

SAN FRANCISCO, March 10, 2016 – Sunrun (Nasdaq:RUN), the largest dedicated residential solar company in the United States, today announced financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Operating Highlights

•	80 MW booked, an increase of 117% year-over-year.
•	68 MW deployed, representing 83% growth year-over-year.
•	Cumulative MW deployed of 596 MW.
•	Quarterly NPV creation was $50 million, an increase of 1% quarter-over-quarter.
•	Pre-tax Project Value per watt was $4.50, compared to $4.70 in the prior quarter.
•	Creation Cost per watt of $3.64 decreased $0.11, or 3% quarter-over-quarter.

Full Year 2015 Operating Highlights

•	274 MW booked, an increase of 85% organic growth year-over-year.
•	203 MW deployed, representing 76% organic growth year-over-year.
•	Creation Cost per watt of $3.89.
•	Aggregate NPV creation of $160 million.

“Our customer-centric solar as a service business model has proven to be highly scalable even beyond our early expectations,” said Lynn Jurich, chief executive officer of Sunrun. “As industry fundamentals continue to improve, we believe that our consistent focus on customer net present value, and careful management of liquidity, positions us well in 2016 towards our goal to deliver the industry’s most valuable and satisfied customer base.”

Key Operating Metrics

In the fourth quarter of 2015, MW booked increased to 80 MW from 37 MW in the fourth quarter of 2014 and MW deployed increased to 68 MW from 37 MW in the fourth quarter of 2014. This resulted in 117% year-over-year growth in MW booked and 83% year-over-year growth in MW deployed.

In full year 2015, MW booked increased to 274 MW from 148 MW in full year 2014 and MW deployed increased to 203 MW from 115 MW in full year 2014 (excluding 14.7 MW associated with an opportunistic asset purchase), slightly below our guidance of 205 MW for 2015, primarily due to the closure of the Nevada market. This resulted in 85% MW year-over-year organic growth in MW booked and 76% year-over-year organic growth in MW deployed.

NPV created in the fourth quarter of 2015 was $50.0 million, compared to $49.5 million in the third quarter of 2015, with $160 million of NPV created in full year 2015. Pre-tax project value per watt was $4.50, compared to $4.70 in the third quarter of 2015. Creation cost per watt was $3.64 in the fourth quarter of 2015 compared to $3.75 in the third quarter of 2015.

Estimated nominal contracted payments remaining as of December 31, 2015 totaled $2.4 billion, compared to $1.6 billion as of December 31, 2014, an increase of 51%. Estimated retained value as of December 31, 2015 was $1.5 billion compared to $1.0 billion as of December 31, 2014, an increase of 52%.

Financing Activities

We have sufficient tax equity committed or subject to executed term sheets to fund our growth plans into November.

In January, we closed a $250 million credit facility at an approximate weighted average cost of 4.5%, which meets our expected volume and liquidity needs for the year.  Between the A and B tranches, the advance rate on this facility is approximately 75% of contracted cash flows available for distribution after tax equity dividends.  The initial draw on this facility is a significant factor in our expectation of being approximately cash flow breakeven in Q1 2016.

Fourth Quarter 2015 GAAP Results

Total revenue grew to $99.6 million in the fourth quarter of 2015 from $60.1 million in the fourth quarter of 2014. In the fourth quarter of 2015, operating leases and incentives revenue grew 41% year-over-year to $29.6 million. Solar energy systems and product sales were $70.1 million in the fourth quarter of 2015, an increase of 79% year-over-year.

Total cost of revenue was $96.9 million, an increase of 72% year-over-year. Total operating expenses were $164.8 million in the fourth quarter of 2015, an increase of 61% year-over-year.

Net loss attributable to common stockholders was $15.0 million in the fourth quarter of 2015, compared to a net loss of $2.8 million in the third quarter of 2015 and a net loss of $26.7 million in the fourth quarter of 2014.

GAAP net loss per share available to common shareholders was ($0.15) per share.

Full Year 2015 GAAP Results

Total revenue grew to $304.6 million in full year 2015 from $198.6 million in 2014. Operating leases and incentives revenue grew 40% year-over-year to $118.0 million. Solar energy systems and product sales were $186.6 million in 2015, an increase of 63% year-over-year.

Total cost of revenue was $280.5 million, an increase of 62% year-over-year. Total operating expenses were $523.8 million in 2015, an increase of 58% year-over-year.

Net loss attributable to common stockholders was $28.2 million in 2015, compared to a net loss of $70.9 million in 2014.

GAAP net loss per share available to common shareholders was ($0.96) per share.

Guidance for Q1 and Full Year 2016

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

For 2016, we expect to deploy approximately 285 MW. We expect our Sunrun built business to grow at a nearly 100% growth rate.

We will continue to target a $1 per watt of NPV across the full year despite compression due to our exit from Nevada and capacity investments to support the doubling of the direct business.

In Q1, we expect to deploy 56 MW. We have removed approximately 12 MW of backlog from Nevada that would have been deployed in the quarter.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2015 results and outlook for its full year of 2016 at 2:00 p.m. Pacific Time today, March 10, 2016. A live audio webcast of the conference call along with supplemental financial information will also be accessible from the “Investors” section of the Company’s website at http://investors.sunrun.com.  The conference call can be accessed live via the Sunrun Investor Relations website at  http://investors.sunrun.com or over the phone by dialing (866) 430-5027 (domestic) or (704) 908-0432 (international) using ID# 44492210. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID# 44492210.

About Sunrun

Sunrun (NASDAQ:RUN) is the largest dedicated residential solar company in the United States with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun continues to lead the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the solar panels on a homeowner's roof, while families receive predictable pricing for 20 years or more. For more information please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, estimates of nominal contracted payments remaining, estimated retained value, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and our focus on managing our liquidity and capital structure.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the registration statements and reports that we have file with the U.S. Securities and Exchange Commission, or SEC, from time to time.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share values)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$203,864	$152,154
Restricted cash	9,203	2,534
Accounts receivable (net of allowances for doubtful accounts of $1,641 and $703 as of December 31, 2015 and December 31, 2014, respectively)	60,275	43,189
State tax credits receivable	9,198	5,183
Inventories	71,258	23,914
Prepaid expenses and other current assets	6,696	9,560
Total current assets	360,494	236,534
Restricted cash	8,094	6,012
Solar energy systems, net	1,992,021	1,484,251
Property and equipment, net	44,866	22,195
Intangible assets, net	22,705	13,111
Goodwill	87,543	51,786
Prepaid tax asset	190,146	109,381
Other assets	32,277	9,314
Total assets	$2,738,146	$1,932,584
Liabilities and total equity
Current liabilities:
Accounts payable	$104,133	$51,166
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	8,144	6,764
Accrued expenses and other liabilities	49,146	25,445
Deferred revenue, current portion	59,726	44,398
Deferred grants, current portion	13,949	13,754
Capital lease obligation, current portion	8,951	1,593
Long-term debt, current portion	2,085	2,602
Solar asset-backed notes, current portion	3,323	—
Lease pass-through financing obligation, current portion	3,710	5,161
Total current liabilities	253,167	150,883
Deferred revenue, net of current portion	559,066	467,726
Deferred grants, net of current portion	220,784	226,801
Capital lease obligation, net of current portion	15,042	5,761
Line of credit	194,975	48,597
Long-term debt, net of current portion	232,378	188,052
Solar asset-backed notes, net of current portion	105,557	—
Lease pass-through financing obligation, net of current portion	153,188	180,224
Other liabilities	7,144	2,424
Deferred tax liabilities	190,146	109,549
Total liabilities	1,931,447	1,380,017
Redeemable noncontrolling interests	147,139	135,948
Stockholders’ equity	554,069	324,864
Noncontrolling interests	105,491	91,755
Total equity	659,560	416,619
Total liabilities, redeemable noncontrolling interests and total equity	$2,738,146	$1,932,584

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share values)

	Year Ended December 31,
	2015	2014
Revenue:
Operating leases and incentives	$118,004	$84,006
Solar energy systems and product sales	186,602	114,551
Total revenue	304,606	198,557
Operating expenses:
Cost of operating leases and incentives	111,784	72,898
Cost of solar energy systems and product sales	168,751	100,802
Sales and marketing	145,477	78,723
Research and development	9,657	8,386
General and administrative	84,442	68,098
Amortization of intangible assets	3,695	2,269
Total operating expenses	523,806	331,176
Loss from operations	(219,200)	(132,619
Interest expense, net	33,236	27,521
Loss on early extinguishment of debt	431	4,350
Other expenses	1,338	3,043
Loss before income taxes	(254,205)	(167,533
Income tax benefit	(5,299)	(10,043
Net loss	(248,906)	(157,490
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(220,660)	(86,638
Net loss attributable to common stockholders	$(28,246)	$(70,852
Deemed dividend to convertible preferred stockholders	(24,890)	—
Net loss available to common stockholders	$(53,136)	$(70,852

Net loss per share available to common shareholders— basic and diluted	$(0.96)	$(3.11
Weighted average shares used to compute net loss per share available to common stockholders— basic and diluted	55,091	22,795

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014
Operating activities:
Net loss	$(594,887)	$(157,490)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:	(13,027
Noncash losses	(19,575	4,350
Depreciation and amortization, net of amortization of deferred grants	(627,489	49,541
Bad debt expense	(594,887	546
Interest on lease pass-through financing	(13,027	10,204
Noncash tax benefit	(19,575)	(10,043)
Noncash interest expense	(627,489	2,384
Stock-based compensation expense	(594,887	9,218
Reduction in lease pass—through financing obligations	(13,027)	(12,323)
Changes in operating assets and liabilities:	(19,575
Accounts receivable	(627,489)	(14,075)
Inventories	(594,887)	(3,788)
Prepaid and other assets	(13,027)	(1,920)
Accounts payable	(19,575	11,063
Accrued expenses and other liabilities	(627,489	7,010
Deferred revenue	(594,887	97,395
Net cash provided by (used in) operating activities	(13,027)	(7,928)

Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(594,887)	(412,267)
Purchases of property and equipment	(13,027)	(15,317)
Acquisitions of businesses, net of cash acquired	(19,575)	(36,384)
Net cash used in investing activities	(627,489)	(463,968)

Financing activities:
Proceeds from grants and state tax credits, net of recapture	4,685	1,579
Proceeds from issuance of debt	544,385	192,750
Repayment of debt	(357,878)	(120,054)
Payment of debt fees	(14,798)	(7,939)
Proceeds from solar asset-backed notes	111,000	—
Repayment of solar asset-backed notes	(2,120)	—
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	143,393
Proceeds from lease pass-through financing obligations	129,121	174,159
Repayment of lease pass-through financing obligations	(88,918)	—
Contributions received from noncontrolling interests and redeemable noncontrolling interests	275,704	169,490
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(28,737)	(31,967)
Acquisition of noncontrolling interests	—	(21)
Proceeds from exercises of stock options	3,548	2,707
Proceeds from initial public offering	222,078	—
Payment of capital lease obligation	(4,854)	(1,181)
Change in restricted cash	(8,751)	1,435
Net cash provided by financing activities	784,465	524,351

Net increase in cash and cash equivalents	51,710	52,455
Cash and cash equivalents, beginning of period	152,154	99,699
Cash and cash equivalents, end of period	$203,864	$152,154

We use non-GAAP financial measures for financial and operational decision-making purposes and as a means to evaluate period-to period comparisons.  We believe that these non-GAAP financial measures provide useful information about our operating results, enhance the overall understanding of past financial performance and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

	As of
	December 31, 2015	December 31, 2014
MW Booked	274	163 (1)
MW Deployed	203	130 (1)
Cumulative MW Deployed	596	393
Estimated Nominal Contracted Payments Remaining (in millions)	$2,404	$1,597
Estimated Retained Value (in millions)	$1,517	$1,000
Estimated retained value under energy contract (in millions)	$1,029	$643
Estimated retained value of purchase (in millions)	$487	$357
Estimated retained value per watt	$2.33	$2.40

Key Operating Metrics

(1)	Includes 14.7 MWs associated with purchase of an asset portfolio in 2014.

	For the Three Months Ended
	December 31, 2015	September 30, 2015
Project Value (per watt)	$4.50	$4.70
Creation Costs (1) (per watt)	$3.64	$3.75
Unlevered NPV (per watt)	$0.86	$0.95
NPV (in millions)	$50.0	$49.5

(1)	Excludes IDC costs paid prior to deployments and excludes non-cash items such as amortization of intangible assets and stock-based compensation.

For the Year Ended
December 31, 2015
Project Value (per watt)	$4.76
Creation Costs (1) (per watt)	$3.89
Unlevered NPV (per watt)	$0.87
NPV (in millions)	$160

(1)	Excludes IDC costs paid prior to deployments and excludes non-cash items such as amortization of intangible assets and stock-based compensation.

Definitions

MW Booked represents the aggregate megawatt production capacity of our solar energy systems sold to customers or subject to an executed customer agreement, net of cancellations.

MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to customer agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.

Customers refers to residential customers with solar energy systems that are installed or under contract to install, net of cancellations.

Estimated Nominal Contracted Payments Remaining equals the sum of the remaining cash payments that customers are expected to pay over the initial terms of their agreements (not including the value of any renewal or system purchase at the end of the initial agreement term), including estimated uncollected prepayments, for systems contracted as of the measurement date.

Estimated Retained Value represents the cash flows (discounted at 6%) we expect to receive pursuant to customer agreements during the initial agreement term, excluding substantially all value from solar renewable energy credits (“SRECs”) prior to July 1, 2015. It also includes a discounted estimate of the value of the purchase or renewal of the agreement at the end of the initial term.  Estimated retained value excludes estimated distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems contracted as of the measurement date.  We do not deduct amounts we are obligated to pass through to investors in lease pass-throughs. Estimated retained value under energy contract represents the net cash flows during the initial 20-year term of our customer agreements.  Estimated retained value of purchase or renewal is the forecasted net present value we would receive upon or following the expiration of the initial contract term.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds.  Project value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under customer agreements during the period): (i) estimated retained value, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under customer agreements and which are not already included in estimated retained value and (iv) finance proceeds from tax equity investors.  Project value includes contracted SRECs.  Project value does not include cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investment fund investors, the cumulative impact of which is expected to be immaterial in 2015.

Creation Costs includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed and (ii) certain sales and marketing expenses under new customer agreements, net of cancellations during the period divided by the related watts booked.

Unlevered NPV equals the difference between project value and estimated creation costs on a per watt basis.

NPV equals unlevered NPV multiplied by leased megawatts booked in period.

Investor Relations Contact:

Charlotte Coultrap-Bagg

Investors@sunrun.com

(415) 510-4833